Exhibit 5.1




              [National Patent Development Corporation letterhead]



                                             September 10, 2004

National Patent Development Corporation
777 Westchester Avenue
White Plains, NY 10604

Gentlemen:

         Reference is made to the Registration Statement on Form S-1 of National Patent Development Corporation (the "Company") relating to the registration of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company to be distributed to the stockholders of GP Strategies Corporation ("GP Strategies").

         I am Vice President and General Counsel of the Company, and have examined such corporate records and other documents as I have deemed relevant. Based upon the above, I am of the opinion that the Common Stock to be sold pursuant to the Registration Statement is validly authorized and issued, fully paid, and non assessable.

         As of the date hereof, I beneficially own no shares of Common Stock and 55,301 shares of the common stock of GP Strategies.

         The opinions expressed herein are limited to matters involving the General Corporation Law of the State of Delaware and I do not express any opinion as to the laws of any other state or jurisdiction. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of my name in the Prospectus included in the Registration Statement.

                                               Very truly yours,


                                               Andrea D. Kantor